Exhibit (a)(1)(L)

CaucusCom Successfully Completes Tender Offer for Metromedia Common Stock

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New York, August 22, 2007 – CaucusCom Ventures L.P. announced today the successful completion by its wholly owned subsidiary CaucusCom Mergerco Corp. (the “Offeror”) of its tender offer for all of the issued and outstanding shares of common stock of Metromedia International Group, Inc. (Pink Sheets: MTRM), at a price of $1.80 per share in cash. The Offeror commenced the tender offer on July 18, 2007 pursuant to a merger agreement with Metromedia. The tender offer expired at 12:00 midnight, New York City time, on Tuesday, August 21, 2007.

As of the expiration of the tender offer, a total of approximately 80,161,574 shares of Metromedia common stock (including 2,001,191 common shares that were tendered pursuant to guaranteed delivery procedures) were validly tendered into the tender offer and not withdrawn. These shares represent approximately 77.6% of Metromedia’s outstanding common shares (including approximately 1.9% of outstanding common shares that were tendered pursuant to guaranteed delivery procedures). All validly tendered common shares have been accepted for payment in accordance with the terms of the tender offer.

CaucusCom intends to complete the acquisition of Metromedia through a merger of the Offeror with and into Metromedia in accordance with the merger agreement.

ABOUT CAUCUSCOM VENTURES L.P.

CaucusCom Ventures L.P. is a holding company affiliated with Salford Georgia, the local Georgian office of Salford Capital Partners Inc., an international private equity and investment management firm based in the British Virgin Islands, and Compound Capital Limited, an international private investment firm based in Bermuda. Compound is a subsidiary of Sun Capital Partners Ltd., a U.K.-based private investment firm that is not affiliated with, and has no relationship to, the U.S.-based private investment firm Sun Capital Partners, Inc.

ABOUT METROMEDIA INTERNATIONAL GROUP, INC.

Through its wholly owned subsidiaries, Metromedia International Group, Inc. owns interests in several communications businesses in the country of Georgia. The Company’s core businesses include Magticom, Ltd., Georgia’s leading mobile telephony operator located in Tbilisi, Georgia, Telecom Georgia, a well-positioned Georgian long-distance telephony operator, and Telenet, a Georgian company providing Internet access, data communications, voice telephony and international access services.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements made in this press release are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “plans,” “anticipates,” “estimates,” “expects,” “intends,” “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the offer and our plans with respect to Metromedia, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Metromedia, economic and market factors and the industry in which Metromedia does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while CaucusCom believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this press release. These statements are not guarantees of future performance. All forward-looking statements included in this press release are made as of the date hereof and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

CONTACTS

For further information, please contact:

Sard Verbinnen & Co.

Kim Levy or Lesley Bogdanow

(212) 687-8080

Mellon Investor Services

Michael Battista or Margot Travers

(888) 823-4441 or collect: (201) 680-6578

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